SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                                   SONUS CORP.
             (Exact name of registrant as specified in its charter)


              Yukon Territory, Canada                    Not Applicable
(State or other jurisdiction of incorporation) (IRS Employer Identification No.)

         111 S.W. Fifth Avenue, Suite 1620
         Portland, Oregon                                      97204
        (Address of principal executive offices)             (Zip Code)


            SONUS CORP. SECOND AMENDED AND RESTATED STOCK AWARD PLAN
                            (Full title of the plan)


                                Brian S. Thompson
                          General Counsel and Secretary
                                   Sonus Corp.
                        111 S.W. Fifth Avenue, Suite 1620
                             Portland, Oregon 97204
                            Telephone (503) 225-9152
           (Name, address, and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

 ===========================================================================================

       Title of         Amount to be   Proposed Maximum  Proposed Maximum     Amount of
   Securities to be      Registered     Offering Price       Aggregate     Registration Fee
      Registered                           Per Share      Offering Price
 -------------------------------------------------------------------------------------------
    Common Shares,
  without nominal or
          par             2,200,000           (1)           $5,110,482(1)   $1,222
  value, and options       shares
   and other rights
    related thereto
 ===========================================================================================

(1)Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the sum of (a) $4,933,200, which represents the aggregate purchase price of 1,935,400 common shares of Sonus Corp. subject to outstanding options and (b) $177,282, which represents the fair market value of 264,600 common shares as to which additional options or other awards may be granted. The latter figure was calculated on the basis of the average of the high and low sales prices, $0.67, reported for the common shares by the American Stock Exchange on December 24, 2001.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, filed December 4, 2001.

(b) The registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001, filed December 24, 2001.

(c) The description of the registrant's Common Shares included as Exhibit 99 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999.

      All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Item 4.     Description of Securities.

      Not applicable.

Item 5.     Interests of Named Experts and Counsel.

      Sonus Corp. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses which KPMG may incur in connection with KPMG's successful defense of any legal action or proceeding that may arise as a result of its consent to the inclusion of its audit report on the registrant's past financial statements included in this registration statement, whether brought under the federal securities laws, other statutes, common law or otherwise, except a court adjudication that it is guilty of professional malpractice or if it becomes liable for any part of a plaintiff's damages by virtue of settlement.

Item 6.     Indemnification of Directors and Officers.

      Part 8 of the registrant's bylaws requires the registrant to indemnify, in all circumstances permitted by the Business Corporations Act (Yukon) (the "Act"), directors and officers, former directors and officers, and any person who acts or acted at the registrant's request as a director or officer of a body corporate of which the registrant is or was a shareholder or a creditor, and his heirs and legal representatives, from and against:

(a) all costs, charges, and expenses, including any amount to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal, or administrative

                                      11-1
action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or such body corporate; and

(b) all other costs, charges, and expenses reasonably incurred in connection with the defense of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or such body corporate.

      The effect of this provision of the registrant's bylaws, when considered in light of Part 9, Section 126 of the Act, is to grant a right of indemnification to the above referenced individuals against all expenses (including attorney fees and settlement costs) reasonably incurred in each of the following circumstances:

(a) the individual (i) acted honestly and in good faith with a view to the best interests of the registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds to believe that his conduct was lawful;

(b) the individual was substantially successful on the merits on his defense of the action or proceeding and acted honestly and in good faith with a view to the best interests of the registrant and, in the case of a criminal or administrative action, had reasonable grounds for believing his conduct was lawful; and

(c) in the case of an action on behalf of the registrant to procure a judgment in its favor, to which the individual is made a party by reason of being or having been a director or officer of the registrant, the individual acted honestly and in good faith with a view to the best interests of the registrant, and the court approves such indemnification.

      As permitted by the Act, the registrant also maintains insurance for the protection of its directors and officers against liabilities incurred in such person's capacity as a director or officer of the registrant or of such other body corporate, except when such liability relates to such person's failure to act honestly and in good faith with a view to the best interests of the registrant or such other body corporate.

Item 7.     Exemption from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

      The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective

                                      11-2
     amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.


                                      11-3

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, State of Oregon, on the 26th day of December, 2001.

                                    SONUS CORP.


                                    By  /s/ Mark Richards
                                        --------------------------------------
                                        Mark Richards
                                        Senior Vice President and
                                        Chief Financial Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated as of December 26, 2001.

Signature                                 Title

(1) PRINCIPAL EXECUTIVE OFFICER
      AND DIRECTOR:

Daniel J. Kohl*                           Chief Executive Officer and Director


(2) PRINCIPAL FINANCIAL AND
      ACCOUNTING OFFICER:

/s/Mark Richards                          Senior Vice President and Chief
--------------------------------          Financial Officer
Mark Richards

(3) A MAJORITY OF THE BOARD OF DIRECTORS:


JOEL ACKERMAN*                            Director
LESLIE H. CROSS*                          Director
BRANDON M. DAWSON*                        Chairman of the Board
MICHAEL T. FIORE*                         Director
GREGORY G. SCHOTT*                        Director
DAVID J. WENSTRUP*                        Director

*By /s/ Mark Richards
    --------------------------
    Mark Richards
    Attorney-in-fact

                                      11-4

                                  Exhibit Index

Exhibit                       Description of Exhibit

4.1         Articles  of  Incorporation  of  the  Registrant.   Incorporated  by
            reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999.

4.2 Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1999.

5 Opinion of Davis & Company as to legality of securities being registered.

23.1        Consent of Ernst & Young LLP.

23.2        Consent of KPMG LLP.

23.3        Consent of Davis & Company (included in Exhibit 5).

24          Power of Attorney of certain officers and directors.

-------------------------

Other exhibits listed in Item 601 to Regulation S-K are not applicable.